Mail Stop 0306


May 19, 2005


Via Facsimile and U.S. Mail

Mr. Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
27 Wormwood Street
Boston, MA 02210

	Re: 	NMT Medical, Inc.
		Form 10-K for the year ended December 31, 2004
      SEC File No. 0-21001


Dear Mr. Davis:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin James
							Senior Assistant Chief
Accountant

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Mr. Richard E. Davis
NMT Medical, Inc
April 6, 2005
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